Exhibit 99.1
JAZZ PHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2014
FINANCIAL RESULTS

Company Reports Total Revenues of $1.17 Billion in 2014
Driven by Strong Sales of Xyrem, Erwinaze and Defitelio

Adjusted EPS of $8.43 and GAAP EPS of $0.93 in 2014

DUBLIN, Feb. 24, 2015 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and the fourth quarter ended December 31, 2014 and provided financial guidance for 2015.

"2014 was an outstanding year for Jazz Pharmaceuticals as we executed on our growth strategy, delivered strong sales of our key products and further diversified our product portfolio and expanded our development pipeline through completion of three transactions," said Bruce C. Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals plc. "We also made significant progress in R&D, initiating multiple clinical trials and beginning the rolling submission of a new drug application for defibrotide, and in our operational capabilities, creating a scalable infrastructure that has enhanced our readiness to support future growth opportunities and continued creation of long-term shareholder value."

Adjusted net income attributable to Jazz Pharmaceuticals plc for 2014 was $527.6 million, or $8.43 per diluted share, compared to $388.3 million, or $6.31 per diluted share, for 2013. Adjusted net income attributable to Jazz Pharmaceuticals plc for the fourth quarter of 2014 was $153.1 million, or $2.44 per diluted share, compared to $106.1 million, or $1.72 per diluted share, for 2013.

GAAP net income attributable to Jazz Pharmaceuticals plc for 2014 was $58.4 million, or $0.93 per diluted share, compared to $216.3 million, or $3.51 per diluted share, for 2013. GAAP net income attributable to Jazz Pharmaceuticals plc for the fourth quarter of 2014 was $81.6 million, or $1.30 per diluted share, compared to $55.3 million, or $0.90 per diluted share, for the fourth quarter of 2013. GAAP net income attributable to Jazz Pharmaceuticals plc for 2014 included a total of $202.6 million in upfront and milestone payments primarily for the acquisition of rights to JZP-110 and to defibrotide in the Americas. Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release.

2014 Revenues and Product Sales
Total revenues for the year ended December 31, 2014 were $1,172.9 million, an increase of 34% over total revenues of $872.4 million for the year ended December 31, 2013. Total revenues for the fourth quarter of 2014 were $328.1 million, an increase of 39% over total revenues of $235.8 million for the fourth quarter of 2013. The increases in total revenues were driven primarily by net product sales of Xyrem® (sodium oxybate) oral solution, Erwinaze®/Erwinase® (asparaginase Erwinia chrysanthemi) and Defitelio® (defibrotide). Total revenues include net product sales, royalties and contract revenues.

Net product sales for 2014 and the fourth quarter of 2014 were as follows:

•
Xyrem: 2014 Xyrem net sales increased by 37% to $778.6 million compared to $569.1 million during the prior year. Xyrem net sales increased by 36% to $222.5 million in the fourth quarter of 2014 compared to $164.2 million in the fourth quarter of 2013. During the fourth quarter of 2014, the average number of active Xyrem patients increased to approximately 12,250.

•
Erwinaze/Erwinase: 2014 Erwinaze/Erwinase net sales increased by 15% to $199.7 million compared to $174.3 million during the prior year. Erwinaze/Erwinase net sales increased by 21% to $52.8 million in the fourth quarter of 2014 compared to $43.5 million in the fourth quarter of 2013.

•
Defitelio/defibrotide: 2014 full year pro forma Defitelio/defibrotide net sales were $73.4 million compared to 2013 full year pro forma net sales of $44.6 million. Defitelio/defibrotide net sales for the period from January 23, 2014 to December 31, 2014 were $70.5 million. Defitelio/defibrotide net sales in the fourth quarter of 2014 were $19.2 million compared to pro forma net sales of $12.7 million in the fourth quarter of 2013. The pro forma information represents net sales of Defitelio/defibrotide as if the acquisition of indirect majority control of Gentium S.p.A. (Gentium), which closed on January 23, 2014, had closed on January 1, 2013.

•
Prialt® (ziconotide) intrathecal infusion: 2014 Prialt net sales were $26.4 million compared to $27.1 million in the prior year. Prialt net sales were $10.0 million in the fourth quarter of 2014 compared to $6.4 million in the fourth quarter of 2013. The increase in net sales in the fourth quarter of 2014 was primarily due to the timing of shipments to Eisai Co., the European distributor of Prialt.

•
Psychiatry products: 2014 net sales of the company’s psychiatry products were $40.9 million compared to $49.2 million in the prior year. Net sales of the company’s psychiatry products were $8.4 million in the fourth quarter of 2014 compared to $9.1 million in the fourth quarter of 2013.

•
Other: 2014 pro forma net sales of other products were $47.0 million compared to 2013 pro forma net sales of $53.9 million. Net sales of other products in the fourth quarter of 2014 were $11.3 million compared to pro forma net sales of $12.8 million in the fourth quarter of 2013. On a pro forma basis, net sales of other products included net sales of active pharmaceutical ingredients by Gentium as if the Gentium acquisition had closed on January 1, 2013.

Tables showing actual and pro forma net product sales for the three months and year ended December 31, 2014 compared to actual and pro forma net product sales for the same periods in 2013 are included in this press release.

Operating Expenses and Other
Operating expenses for 2014 were $977.3 million on a GAAP basis compared to $532.1 million for 2013. Operating expenses for the fourth quarter of 2014 were $198.2 million on a GAAP basis compared to $141.3 million for the fourth quarter of 2013. Operating expenses increased over the prior year periods primarily due to the following:

•
Cost of product sales for 2014 was $117.4 million on a GAAP basis compared to $102.1 million for 2013. Cost of product sales for the fourth quarter of 2014 was $28.8 million on a GAAP basis compared to $25.6 million for the same period in 2013. The increase in 2014 was primarily due to higher net sales and an increase in acquisition accounting inventory fair value step-up adjustments and the increase in the fourth quarter was primarily due to higher net sales. Gross margin for 2014, as a percentage of net product sales, was 89.9% compared to 88.2% for 2013. Gross margin for the fourth quarter of 2014, as a percentage of net product sales, was 91.1% compared to 89.0% for the same period in 2013. The increase in the respective periods was primarily due to a change in product mix.

•
Selling, general and administrative (SG&A) expenses for 2014 were $406.1 million on a GAAP basis compared to $304.3 million for 2013. SG&A expenses for the fourth quarter of 2014 were $105.7 million on a GAAP basis compared to $81.3 million for the same period in 2013. Adjusted SG&A expenses for 2014 were $316.0 million, or 27% of total revenues, compared to $243.5 million, or 28% of total revenues, for 2013. Adjusted SG&A expenses for the fourth quarter of 2014 were $81.8 million, or 25% of total revenues, compared to $64.5 million, or 27% of total revenues, for the same period in 2013. The increase in both GAAP and adjusted SG&A expenses was primarily due to higher headcount and expenses resulting from the expansion of the company's business.

•
Research and development (R&D) expenses for 2014 were $85.2 million on a GAAP basis compared to $41.6 million for 2013. R&D expenses for the fourth quarter of 2014 were $24.6 million on a GAAP basis compared to $13.8 million for the same period in 2013. Adjusted R&D expenses for 2014 were $70.9 million, or 6% of total revenues, compared to $34.3 million, or 4% of total revenues, for 2013. Adjusted R&D expenses for the fourth quarter of 2014 were $20.9 million, or 6% of total revenues, compared to $11.0 million, or 5% of total revenues, for the same period in 2013. The increase in both GAAP and adjusted R&D expenses was primarily driven by increased costs for the development of the company's product candidates and life cycle management activities related to the company's existing products.

•
Acquired in-process research and development expense for 2014 was $202.6 million on a GAAP basis compared to $5.0 million for 2013. The increase was due to upfront and milestone payments of $127.0 million made in connection with the acquisition of rights to JZP-110 and an upfront payment of $75.0 million made in connection with the acquisition of rights to defibrotide in the Americas.

•
Impairment charges for 2014 were $39.4 million on a GAAP basis. The impairment charges resulted from the reorganization of operations in Europe to focus on the company's hematology/oncology franchise following the Gentium acquisition and the decision to sell certain products acquired as part of the acquisition of EUSA Pharma Inc. (EUSA Pharma).  In the fourth quarter of 2014, we signed a definitive agreement to sell those products and the related business, and expect that the sale, subject to certain closing conditions, will close in the first half of 2015.  The company reports sales of these products under "Other" products.

Net interest expense for 2014 was $52.7 million compared to $26.9 million for 2013. Net interest expense for the fourth quarter of 2014 was $16.7 million compared to $6.2 million for the fourth quarter of 2013. The increase was due to the company's increased debt levels following the Gentium acquisition in January 2014 and the sale in August 2014 of $575.0 million principal amount of 1.875% exchangeable senior notes due 2021. A portion of the net proceeds from the sale of the exchangeable senior notes was used to repay total outstanding borrowings of $300 million under the company's revolving credit facility.
Foreign currency gain was $8.7 million and $2.0 million for 2014 and the fourth quarter of 2014, respectively, primarily due to the strengthening of the U.S. dollar against the Euro.
As of December 31, 2014, cash and cash equivalents were $684.0 million and the outstanding principal balance of the company’s long-term debt was $1.5 billion. Cash and cash equivalents increased from December 31, 2013 primarily due to the net proceeds from the company's term loans and exchangeable senior notes and cash generated by the business, offset in part by cash used for the Gentium acquisition and to acquire the rights to JZP-110 and the rights to defibrotide in the Americas, to repay outstanding borrowings under the company's revolving credit facility, to make a contingent consideration payment to the former equity holders of EUSA Pharma, to repurchase ordinary shares under the company's share repurchase program and to fund capital expenditures.
In 2014, the company repurchased 0.3 million ordinary shares under its share repurchase program for $42.2 million at an average cost of $138.64 per ordinary share. As of December 31, 2014, the amount remaining under the current share repurchase program was $21.3 million.

Management Transition
Jeffrey Tobias, M.D., executive vice president of research and development and chief medical officer (CMO), will be retiring effective September 2015 after more than 35 years in medicine and the biopharmaceuticals industry. In the interim, Dr. Tobias will continue in his current role through the end of March, at which time he will transition to a new role as executive vice president of R&D strategy and CMO.
"I want to thank Jeff for his significant contributions to the growth and success of Jazz Pharmaceuticals over the past four years. Jeff has led the reshaping of R&D at Jazz, building strong capabilities and expanding from a U.S. to an international organization with a global leadership team and deep clinical expertise in our core therapeutic areas," said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals plc.

Recent Developments

•
The company received marketing approval for Erwinase in France, the first country approval through the ongoing Mutual Recognition Procedure, and will continue to seek additional approvals in other EU countries.

•
The company voluntarily suspended patient enrollment in the pivotal Phase 2 clinical trial of JZP-416 based on occurrence of hypersensitivity-like reactions following the administration of JZP-416 in some treated patients. JZP-416, the PEGylated recombinant Erwinia chrysanthemi L-asparaginase, is being developed for the treatment of patients with acute lymphoblastic leukemia who are hypersensitive to pegylated E. coli-derived asparaginase (pegaspargase). The company is in the process of collecting and evaluating the available data and plans to conduct additional research and analysis prior to determining whether to resume the study as well as determining next steps regarding the development of JZP-416.

2015 Financial Guidance
Jazz Pharmaceuticals' full year 2015 financial guidance is as follows:

Revenues	$1,310-$1,370 million
Total net product sales	$1,303-$1,363 million
-Xyrem net sales	$950-$970 million
-Erwinaze/Erwinase net sales	$200-$215 million
-Defitelio/defibrotide net sales	$73-$83 million
Adjusted gross margin %[1,5]	92-93%
Adjusted SG&A expenses[2,5]	$355-$365 million
Adjusted R&D expenses[3,5]	$95-$105 million
Adjusted interest expense[4,5]	$40 million
GAAP net income attributable to Jazz Pharmaceuticals plc per diluted share	$5.17-$5.70
Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc per diluted share[5,6]	$9.45-$9.75
_____________________________

1.	Excludes $4 million of share-based compensation expense from estimated GAAP gross margin of 92-93%.

2.	Excludes $76-$82 million of share-based compensation expense from estimated GAAP SG&A expenses of $431-$447 million.

3.	Excludes a milestone payment of $25 million payable in the event of acceptance for filing by the U.S. Food and Drug Administration of the first new drug application (NDA) for defibrotide for veno-

occlusive disease (VOD) and $15-$19 million of share-based compensation expense from estimated GAAP R&D expenses of $135-$149 million.

4.	Excludes non-cash interest expense of $23-$27 million from estimated GAAP interest expense of $63-$67 million.

5.	See “Non-GAAP Financial Measures” below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the tables accompanying this press release.

6.
Beginning with the 2015 financial guidance presented in this press release, the company will no longer include an adjustment for depreciation expense in its non-GAAP adjusted financial measures. Accordingly, any historical non-GAAP adjusted financial measures presented by the company in the future, beginning with the company's earnings press release for the first quarter of 2015, will not include an adjustment for depreciation expense. Any comparative historical periods presented will also be updated to reflect this change beginning with the company's earnings press release for the first quarter of 2015. However, for purposes of comparability with the company’s prior presentations of non-GAAP financial measures, the historical non-GAAP financial measures presented in this press release include an adjustment for depreciation expense.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. EST (9:30 p.m. GMT) to provide a business and financial update, discuss its 2014 full year and fourth quarter results and provide 2015 financial guidance. The live webcast may be accessed from the Investors & Media section of the company’s website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing +1 800 237 9752 in the U.S., or +1 617 847 8706 outside the U.S., and entering passcode 21347754.

A replay of the conference call will be available through March 3, 2015 by dialing +1 888 286 8010 in the U.S., or +1 617 801 6888 outside the U.S., and entering passcode 39765339. An archived version of the webcast will be available for at least one week in the Investors & Media section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals plc
Jazz Pharmaceuticals plc (Nasdaq: JAZZ) is an international biopharmaceutical company focused on improving patients' lives by identifying, developing and commercializing meaningful products that address unmet medical needs. The company has a diverse portfolio of products and product candidates with a focus in the areas of sleep and hematology/oncology. In these areas, Jazz Pharmaceuticals markets Xyrem® (sodium oxybate) oral solution and Erwinaze® (asparaginase Erwinia chrysanthemi) in the U.S., and markets Erwinase® and Defitelio® (defibrotide) in Europe and other countries outside the U.S. For more information, please visit www.jazzpharmaceuticals.com.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP (also referred to as “adjusted” or “non-GAAP adjusted”) financial measures in this press release and the accompanying tables. The company believes that each of these non-GAAP financial measures is helpful in understanding its past financial performance and potential future results, particularly in light of the effect of various acquisition and divestiture transactions effected by the company.  They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP.  Jazz Pharmaceuticals’ management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions.

Compensation of executives is based in part on the performance of the company’s business based on certain of these non-GAAP financial measures. In addition, Jazz Pharmaceuticals believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare its results from period-to-period and allows for greater transparency with respect to key financial metrics the company uses in making operating decisions, and also because the company’s investors and analysts regularly use them to model and track the company’s financial performance.

Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that the company may exclude for purposes of its non-GAAP financial measures; likewise, the company has ceased and may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. In this regard, the company has determined that, beginning with the 2015 financial guidance presented in this press release, it will no longer include an adjustment for depreciation expense in its non-GAAP adjusted financial measures. Accordingly, any historical non-GAAP adjusted financial measures presented by the company in the future, beginning with the company's earnings press release for the first quarter of 2015, will not include an adjustment for depreciation expense. Any comparative historical periods presented will also be updated to reflect this change beginning with the company's earnings press release for the first quarter of 2015. However, for purposes of comparability with the company’s prior presentations of non-GAAP financial measures, the historical non-GAAP financial measures presented in this press release include an adjustment for depreciation expense. In addition, because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the company’s competitors and other companies.

As used in this press release, (i) the historical adjusted net income measures attributable to Jazz Pharmaceuticals plc (and the related per share measures) exclude from GAAP reported net income attributable to Jazz Pharmaceuticals plc (and the related per share measures), as applicable, intangible asset amortization, share-based compensation expense, acquired in-process research and development expenses, impairment charges, transaction and integration costs, acquisition accounting inventory fair value step-up adjustments, depreciation expense, restructuring charges, change in fair value of contingent consideration, loss on extinguishment and modification of debt and non-cash interest expense; adjust the income tax provision to the estimated amount of taxes that are payable in cash; and adjust for the amount attributable to noncontrolling interests; (ii) the historical adjusted SG&A expense measures exclude from GAAP SG&A expenses, as applicable, share-based compensation expense, transaction and integration costs, depreciation expense, restructuring charges and change in fair value of contingent consideration; (iii) the historical adjusted R&D expense measures exclude from GAAP R&D expenses, as applicable, share-based compensation expense, transaction and integration costs and depreciation expense; (iv) the adjusted net income attributable to Jazz Pharmaceuticals plc (and the related per share measures) guidance exclude from estimated GAAP net income attributable to Jazz Pharmaceuticals plc (and the related per share measures) intangible asset amortization, share-based compensation expense, upfront and milestone payments and non-cash interest expense; and adjust the income tax provision to the estimated amount of taxes that are payable in cash; (v) the adjusted gross margin percentage guidance excludes from estimated GAAP gross margin percentage share-based compensation expense; (vi) the adjusted SG&A expenses guidance excludes from estimated GAAP SG&A expenses share-based compensation expense; (vii) the adjusted R&D expenses guidance excludes from estimated GAAP R&D expenses share-based compensation expense and potential milestone payments; and (viii) the adjusted interest expense guidance excludes from estimated GAAP interest expense non-cash interest expense.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ future financial results, including 2015 financial guidance, the potential for future growth and creation of shareholder value, the company's plans to seek additional approvals for Erwinase in Europe, the potential acceptance for filing by the FDA of the first NDA for defibrotide for VOD and other statements that are not historical facts. These forward-looking statements are based on Jazz Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with maintaining and increasing sales of and revenue from Xyrem, such as the potential introduction of generic competition or other sodium oxybate products that compete with Xyrem and changed or increased regulatory restrictions on or requirements with respect to Xyrem, as well as similar risks related to effectively commercializing the company’s other lead marketed products; protecting and enhancing the company’s intellectual property rights; delays or problems in the supply or manufacture of the company's products which could impact the company's ability to meet commercial demand; obtaining and maintaining appropriate pricing and reimbursement for the company’s products in an increasingly challenging environment; the challenges of compliance with the requirements of U.S. and non-U.S. regulatory agencies; the challenges of achieving and maintaining commercial success of the company's products; the risks and costs associated with business combination or product or product candidate acquisition transactions; the difficulty and uncertainty of pharmaceutical product development, including the timing thereof, and the uncertainty of clinical success, such as the risk that results from preclinical studies and/or early clinical trials may not be predictive of results obtained in later and larger clinical trials; the inherent uncertainty associated with the regulatory approval process, including the risk that the company may be unable to obtain regulatory approval for defibrotide in the United States in a timely manner or at all; the company’s ability to identify and acquire, in-license or develop additional products or product candidates to grow its business; possible restrictions on the company’s ability and flexibility to pursue certain future opportunities as a result of its substantial outstanding debt obligations, which increased significantly in 2014; risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results; and those other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals plc’s Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and future filings and reports by the company, including the Annual Report on Form 10-K for the year ended December 31, 2014. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Product sales, net	$324,223	$233,796	$1,162,716	$865,398
Royalties and contract revenues	3,919	1,978	10,159	7,025
Total revenues	328,142	235,774	1,172,875	872,423
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies and intangible asset impairment)	28,808	25,643	117,418	102,146
Selling, general and administrative	105,694	81,299	406,114	304,303
Research and development	24,559	13,809	85,181	41,632
Acquired in-process research and development	626	—	202,626	4,988
Intangible asset amortization	31,977	20,524	126,584	79,042
Impairment charges	6,559	—	39,365	—
Total operating expenses	198,223	141,275	977,288	532,111
Income from operations	129,919	94,499	195,587	340,312
Interest expense, net	(16,678)	(6,173)	(52,713)	(26,916)
Foreign currency gain (loss)	2,003	(969)	8,683	(1,697)
Loss on extinguishment and modification of debt	—	—	—	(3,749)
Income before income tax provision	115,244	87,357	151,557	307,950
Income tax provision	33,633	32,064	94,231	91,638
Net income	81,611	55,293	57,326	216,312
Net loss attributable to noncontrolling interests, net of tax	(1)	—	(1,061)	—
Net income attributable to Jazz Pharmaceuticals plc	$81,612	$55,293	$58,387	$216,312

Net income per ordinary share attributable to Jazz Pharmaceuticals plc:
Basic	$1.35	$0.96	$0.98	$3.71
Diluted	$1.30	$0.90	$0.93	$3.51
Weighted-average ordinary shares used in calculating net income per ordinary share attributable to Jazz Pharmaceuticals plc:
Basic	60,606	57,884	59,746	58,298
Diluted	62,852	61,684	62,614	61,569

JAZZ PHARMACEUTICALS PLC
SUMMARY OF PRODUCT SALES, NET
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Xyrem	$222,503	$164,181	$778,584	$569,113
Erwinaze/Erwinase	52,755	43,497	199,665	174,251
Defitelio/defibrotide	19,192	—	70,537	—
Prialt	9,999	6,377	26,421	27,103
Psychiatry	8,448	9,133	40,879	49,226
Other	11,326	10,608	46,630	45,705
Total net product sales	$324,223	$233,796	$1,162,716	$865,398

The following unaudited pro forma information represents net product sales for the three months and year ended December 31, 2014 and 2013, respectively, as if the acquisition of Gentium had been completed on January 1, 2013:

SUMMARY OF PRODUCT SALES, NET (PRO FORMA)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Xyrem	$222,503	$164,181	$778,584	$569,113
Erwinaze/Erwinase	52,755	43,497	199,665	174,251
Defitelio/defibrotide	19,192	12,744	73,434	44,586
Prialt	9,999	6,377	26,421	27,103
Psychiatry	8,448	9,133	40,879	49,226
Other	11,326	12,786	47,036	53,883
Total pro forma net product sales	$324,223	$248,718	$1,166,019	$918,162

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$684,042	$636,504
Accounts receivable, net of allowances	186,371	124,805
Inventories	30,037	28,669
Prepaid expenses	12,800	7,183
Deferred tax assets, net	48,440	33,613
Other current assets	21,322	33,843
Assets held for sale	32,833	—
Total current assets	1,015,845	864,617
Property and equipment, net	58,363	14,246
Intangible assets, net	1,437,435	812,396
Goodwill	702,713	450,456
Deferred tax assets, net, non-current	75,494	74,597
Deferred financing costs	33,174	14,605
Other non-current assets	15,931	7,304
Total assets	$3,338,955	$2,238,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,126	$21,005
Accrued liabilities	164,091	119,718
Current portion of long-term debt	9,428	5,572
Income taxes payable	7,588	336
Contingent consideration	—	50,000
Deferred tax liability, net	9,430	6,259
Deferred revenue	1,138	1,138
Total current liabilities	216,801	204,028
Deferred revenue, non-current	4,499	5,718
Long-term debt, less current portion	1,333,000	544,404
Deferred tax liability, net, non-current	375,054	168,497
Other non-current liabilities	38,393	20,040
Total Jazz Pharmaceuticals plc shareholders’ equity	1,371,144	1,295,534
Noncontrolling interests	64	—
Total liabilities and shareholders’ equity	$3,338,955	$2,238,221

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP reported net income attributable to Jazz Pharmaceuticals plc	$81,612	$55,293	$58,387	$216,312
Intangible asset amortization	31,977	20,524	126,584	79,042
Share-based compensation expense	19,020	12,412	69,638	44,551
Acquired in-process research and development	626	—	202,626	4,988
Impairment charges	6,559	—	39,365	—
Transaction and integration costs	5,322	4,394	28,840	6,240
Acquisition accounting inventory fair value step-up adjustments	—	683	10,477	3,826
Depreciation expense	2,060	983	7,097	3,048
Restructuring charges	1,941	—	1,941	1,457
Change in fair value of contingent consideration	—	2,300	—	15,200
Loss on extinguishment and modification of debt	—	—	—	3,749
Non-cash interest expense	6,122	1,086	13,725	4,591
Income tax adjustments	(2,127)	8,451	(29,620)	5,253
Adjustments for amount attributable to noncontrolling interests	(2)	—	(1,506)	—
Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc*	$153,110	$106,126	$527,554	$388,257

GAAP reported net income attributable to Jazz Pharmaceuticals plc per diluted share	$1.30	$0.90	$0.93	$3.51
Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc per diluted share*	$2.44	$1.72	$8.43	$6.31
Shares used in computing GAAP reported net income attributable to Jazz Pharmaceuticals plc and non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc per diluted share amounts	62,852	61,684	62,614	61,569
_____________________________
* Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc and per diluted share amounts in the table above include an adjustment for depreciation expense. Depreciation expenses were $0.03 per diluted share and $0.11 per diluted share for the three and twelve months ended December 31, 2014, respectively. Beginning with the 2015 financial guidance presented in the accompanying press release, the company will no longer include an adjustment for depreciation expense in its non-GAAP adjusted financial measures. See "Non-GAAP Financial Measures" in the accompanying press release for additional information.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS AND OTHER INFORMATION
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	December 31, 2014					December 31, 2013
	GAAP Reported		Adjustments		Non-GAAP Adjusted *	GAAP Reported	Adjustments		Non-GAAP Adjusted *
Total revenues	$328,142		$—		$328,142	$235,774	$—		$235,774
Cost of product sales	28,808		(846)	(a)	27,962	25,643	(1,149)	(a)	24,494
Selling, general and administrative	105,694		(23,854)	(b)	81,840	81,299	(16,818)	(b)	64,481
Research and development	24,559		(3,643)	(c)	20,916	13,809	(2,805)	(c)	11,004
Acquired in-process research and development	626		(626)		—	—	—		—
Intangible asset amortization	31,977		(31,977)		—	20,524	(20,524)		—
Impairment charges	6,559		(6,559)		—	—	—		—
Interest expense, net	16,678		(6,122)	(d)	10,556	6,173	(1,086)	(d)	5,087
Foreign currency (gain) loss	(2,003)		—		(2,003)	969	—		969
Income before income tax provision	115,244		73,627	(e)	188,871	87,357	42,382	(e)	129,739
Income tax provision	33,633		2,127	(f)	35,760	32,064	(8,451)	(f)	23,613
Effective tax rate (g)	29.2%	(o)			18.9%	36.7%			18.2%
Net income	81,611		71,500	(h)	153,111	55,293	50,833	(h)	106,126
Net income (loss) attributable to noncontrolling interests, net of tax	(1)		2	(i)	1	—	—	(i)	—
Net income attributable to Jazz Pharmaceuticals plc	$81,612		$71,498	(j)	$153,110	$55,293	$50,833	(j)	$106,126
Net income attributable to Jazz Pharmaceuticals plc per diluted share	$1.30				$2.44	$0.90			$1.72

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS AND OTHER INFORMATION
(In thousands, except per share amounts and percentages)
(Unaudited)

	Year Ended
	December 31, 2014					December 31, 2013
	GAAP Reported		Adjustments		Non-GAAP Adjusted *	GAAP Reported	Adjustments		Non-GAAP Adjusted *
Total revenues	$1,172,875		$—		$1,172,875	$872,423	$—		$872,423
Cost of product sales	117,418		(13,541)	(k)	103,877	102,146	(6,181)	(k)	95,965
Selling, general and administrative	406,114		(90,123)	(l)	315,991	304,303	(60,771)	(l)	243,532
Research and development	85,181		(14,329)	(m)	70,852	41,632	(7,370)	(m)	34,262
Acquired in-process research and development	202,626		(202,626)		—	4,988	(4,988)		—
Intangible asset amortization	126,584		(126,584)		—	79,042	(79,042)		—
Impairment charges	39,365		(39,365)		—	—	—		—
Interest expense, net	52,713		(13,725)	(d)	38,988	26,916	(4,591)	(d)	22,325
Foreign currency (gain) loss	(8,683)		—		(8,683)	1,697	—		1,697
Loss on extinguishment and modification of debt	—		—		—	3,749	(3,749)		—
Income before income tax provision	151,557		500,293	(n)	651,850	307,950	166,692	(n)	474,642
Income tax provision	94,231		29,620	(f)	123,851	91,638	(5,253)	(f)	86,385
Effective tax rate (g)	62.2%	(o)			19.0%	29.8%			18.2%
Net income	57,326		470,673	(p)	527,999	216,312	171,945	(p)	388,257
Net income (loss) attributable to noncontrolling interests, net of tax	(1,061)		1,506	(i)	445	—	—	(i)	—
Net income attributable to Jazz Pharmaceuticals plc	$58,387		$469,167	(q)	$527,554	$216,312	$171,945	(q)	$388,257
Net income attributable to Jazz Pharmaceuticals plc per diluted share	$0.93				$8.43	$3.51			$6.31

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS AND OTHER INFORMATION
(In thousands)
(Unaudited)

* Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc and its line item components and related non-GAAP adjusted financial measures shown in the tables above are not meant to be considered in isolation or as a substitute for comparable GAAP reported measures, and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. The company believes that each of these non-GAAP adjusted financial measures is helpful in understanding its past financial performance and potential future results, particularly in light of the effect of various acquisition and divestiture transactions effected by the company. Company management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. Compensation of executives is based in part on the performance of the company's business based on certain of these non-GAAP financial measures. In addition, the company believes that the presentation of these non-GAAP adjusted financial measures is useful to investors because it enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the company uses in making operating decisions, and also because the company’s investors and analysts regularly use them to model and track the company’s financial performance. Specifically, the company believes that each of these non-GAAP adjusted financial measures provides useful information to management, investors and analysts by excluding, as applicable, intangible asset amortization, share-based compensation expense, acquired in-process research and development, impairment charges, transaction and integration costs, acquisition accounting inventory fair value step-up adjustments, depreciation expense, restructuring charges, change in fair value of contingent consideration, loss on extinguishment and modification of debt and non-cash interest expense that may not be indicative of the company's core operating results and business outlook, and by including adjustments to convert the income tax provision to the estimated amount of taxes that are payable in cash and adjustments for the amount attributable to noncontrolling interests. Investors should note that these non-GAAP adjusted financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP adjusted financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that the company may exclude for purposes of its non-GAAP adjusted financial measures; likewise, the company has ceased and may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP adjusted financial measures. In this regard, the company has determined that, beginning with the 2015 financial guidance presented in the accompanying press release, it will no longer include an adjustment for depreciation expense in its non-GAAP adjusted financial measures. Accordingly, any historical non-GAAP adjusted financial measures presented by the company in the future, beginning with the company's earnings press release for the first quarter of 2015, will not include an adjustment for depreciation expense. Any comparative historical periods presented will also be updated to reflect this change beginning with the company's earnings press release for the first quarter of 2015. However, for purposes of comparability with the company’s prior presentations of non-GAAP financial measures, the historical non-GAAP financial measures presented in the tables above and the accompanying press release include an adjustment for depreciation expense. In addition, because of the non-standardized definitions of non-GAAP adjusted financial measures, the non-GAAP adjusted financial measures appearing in the tables above may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the company’s competitors and other companies.
Explanation of Adjustments and Certain Line Items:

(a)
Share-based compensation expense of $671 and $416, depreciation expense of $175 and $0, acquisition accounting inventory fair value step-up adjustments of $0 and $683 and transaction and integration costs of $0 and $50 for the three months ended December 31, 2014 and 2013, respectively.

(b)
Share-based compensation expense of $15,032 and $9,776, transaction and integration costs of $5,244 and $3,775, restructuring charges of $1,941 and $0, depreciation expense of $1,637 and $967 and change in fair value of contingent consideration of $0 and $2,300 for the three months ended December 31, 2014 and 2013, respectively.

(c)
Share-based compensation expense of $3,317 and $2,220, depreciation expense of $248 and $16 and transaction and integration costs of $78 and $569 for the three months ended December 31, 2014 and 2013, respectively.

(d)	Non-cash interest expense associated with debt discount and debt issuance costs for the three-and twelve-month periods.

(e)	Sum of adjustments (a) through (d) plus the adjustments for acquired in-process research and development, intangible asset amortization and impairment charges for the respective three-month period.

(f)	Adjustments to convert the income tax provision to the estimated amount of taxes payable in cash for the respective three- and twelve-month periods.

(g)	Income tax provision divided by income before income tax provision for the respective three- and twelve-month periods.

(h)	Net of adjustments (e) and (f) for the respective three-month period.

(i)	Adjustments for amount attributable to noncontrolling interests for the respective three- and twelve-month periods.

(j)	Net of adjustments (h) and (i) for the respective three-month period.

(k)
Acquisition accounting inventory fair value step-up adjustments of $10,477 and $3,826, share-based compensation expense of $2,376 and $2,204, depreciation expense of $688 and $0, restructuring charges of $0 and $68 and transaction and integration costs of $0 and $83 for the years ended December 31, 2014 and 2013, respectively.

(l)
Share-based compensation expense of $55,083 and $35,674, transaction and integration costs of $27,638 and $5,533, depreciation expense of $5,461 and $2,975, restructuring charges of $1,941 and $1,389 and change in fair value of contingent consideration of $0 and $15,200 for years ended December 31, 2014 and 2013, respectively.

(m)
Share-based compensation expense of $12,179 and $6,673, transaction and integration costs of $1,202 and $624 and depreciation expense of $948 and $73 for years ended December 31, 2014 and 2013, respectively.

(n)
Sum of adjustments (k), (l), (m) and (d) plus the adjustments for acquired in-process research and development, intangible asset amortization, impairment charges and loss on extinguishment and modification of debt for the respective twelve-month period.

(o)
After adjusting the income before income tax provision for the year ended December 31, 2014 by excluding a total of $202.0 million in upfront and milestone payments for rights to JZP-110 and to defibrotide in the Americas, we would have had income before income tax provision of $353,557, resulting in an effective tax rate of 26.7% for the year ended December 31, 2014 based on the income tax provision of $94,231, compared to 29.8% for the same period in 2013. The decreases in the effective tax rates for the three months and year ended December 31, 2014 compared to the same periods in 2013 were primarily due to changes in income mix among the various jurisdictions in which we operate.

(p)	Net of adjustments (n) and (f) for the respective twelve-month period.

(q)	Net of adjustments (p) and (i) for the respective twelve-month period.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2015 GUIDANCE
(In millions, except per share amounts)
(Unaudited)

GAAP net income attributable to Jazz Pharmaceuticals plc	$323 - $356
Intangible asset amortization	105 - 115
Share-based compensation expense	95 - 105
Upfront and milestone payments	25
Non-cash interest expense	23 - 27
Income tax adjustments	0 - 10
Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc*	$595 - $614

GAAP net income attributable to Jazz Pharmaceuticals plc per diluted share	$5.17 - $5.70
Non-GAAP adjusted net income attributable to Jazz Pharmaceuticals plc per diluted share*	$9.45 - $9.75

Weighted-average ordinary shares used in per share computations	63
_____________________________
* Beginning with the 2015 financial guidance presented in the table above and in the accompanying press release, the company will no longer include an adjustment for depreciation expense in its non-GAAP adjusted financial measures. Depreciation expense for 2015 is estimated to be approximately $0.16 per diluted share. See "Non-GAAP Financial Measures" in the accompanying press release for additional information.

Contacts:
Investors
Kathee Littrell
Vice President, Investor Relations
Jazz Pharmaceuticals plc
Ireland, + 353 1 634 7887
U.S., + 1 650 496 2717

Media
Laurie Hurley
Vice President, Corporate Affairs
Jazz Pharmaceuticals plc
Ireland, + 353 1 634 7894
U.S., + 1 650 496 2796